Exhibit 23 (e)

SA FUNDS - INVESTMENT TRUST
DISTRIBUTION AGREEMENT

     DISTRIBUTION AGREEMENT made as of the 23rd day of January, 2009, by and between SA Funds – Investment Trust, a Delaware statutory trust (the “Trust”), and Loring Ward Securities Inc., a Delaware corporation (the “Distributor”).

     WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities (each a “Fund” and collectively the “Funds”), having filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-lA under the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended; and

     WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of units of beneficial interest (the “Shares”) of each Fund; and

     WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

     WHEREAS, the Distributor desires to provide such services to the Trust;

     NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1. APPOINTMENT. The Trust hereby appoints the Distributor as the exclusive distributor for Shares of each Fund listed on Annex I hereto, as may be amended by the parties from time to time, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the 1933 Act and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2. DEFINITIONS. Wherever they are used herein, the following terms have the following respective meanings:

     (a) “1940 Act” means the Investment Company Act of 1940 and the rules and regulations thereunder as amended from time to time;

     (b) “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the Commission from time to time;

     (c) “Registration Statement” means the registration statement most recently filed from time to time by the Trust with the Commission and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect.

3. DUTIES OF THE DISTRIBUTOR.

     (a) The Trust grants to the Distributor the exclusive right to accept or reject all orders for purchases of Shares of each Fund. The Distributor shall issue or cause the Trust’s transfer agent or shareholder service agent to issue confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Trust. The Trust acknowledges that the Distributor shall not be obligated to accept any certain number of orders for Shares and nothing herein shall prevent the Distributor from entering into like distribution arrangements with other investment companies.

     (b) The Distributor agrees to act as agent of the Trust with respect to the distribution of Shares of each Fund as set forth in the Registration Statement and in accordance with the provisions thereof.

     (c) (i) The Distributor agrees to use its best efforts to encourage and promote the sale of Shares of the Funds.

     (ii) The Distributor shall, at its own expense, execute selected dealer agreements (“Selected Dealer Agreements”) with registered broker-dealers and other eligible entities providing for the purchase of Shares of the Funds in the form and as approved by the Board of Trustees of the Trust, providing for activities which the Distributor deems reasonable and appropriate and which are primarily intended to result in the sale of such Shares. Pursuant to this Agreement, the Distributor shall facilitate the coordination of the performance of any marketing and promotional services, including advertising; the development and implementation of any marketing plan; and clearing and filing all advertising, sales, marketing and promotional materials of the Funds with FINRA.

     (d) All activities by the Distributor and its agents and employees which are primarily intended to result in the sale of Shares shall comply with the Registration Statement and Prospectus, the instructions of the Board of Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the 1934 Act, including FINRA.

     (e) Except as otherwise noted in the Registration Statement and Prospectus, the offering price for all Shares will be the net asset value of the Shares of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus.

     (f) If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares will be accepted by the Distributor. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to accept orders for shares on behalf of the Trust if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

     (g) The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or Prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the

Trust for the Distributor’s use. The Distributor shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Trust and its respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

     (h) The Board of Trustees of the Trust shall approve the form of any Selected Dealer Agreement to be entered into by the Distributor.

     (i) The Distributor shall ensure that all direct requests for Prospectuses and Statements of Additional of Information are fulfilled.

     (j) The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

4. DUTIES OF THE TRUST.

     (a) The Trust agrees that it will take all action necessary to register an indefinite number of shares under the 1933 Act. The Trust will make available to the Distributor such number of copies of its then currently effective Prospectus as the Distributor may reasonably request. The Trust will furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares. The Trust shall keep the Distributor informed of the jurisdictions in which the Trust has effected notice filings of shares of the Trust for sale under the securities laws thereof.

     (b) The Trust represents to the Distributor that the Registration Statement and Prospectus filed by the Trust with the Commission with respect to the Trust have been prepared in conformity with the requirements of the 1933 Act, the 1940 Act and the rules and regulations of the Commission thereunder. The Trust will notify the Distributor promptly of any amendment to the Registration Statement or supplement to the Prospectus and any stop order suspending the effectiveness of the Registration Statement.

5. EXPENSES.

     (a) The Distributor will bear the following costs and expenses relating to the distribution of Shares of the Funds: (a) the costs of processing and maintaining records of purchases of Shares; (b) the costs of maintaining the records required of a broker-dealer registered under the 1934 Act; (c) the expenses of maintaining its registration or qualification as a dealer or broker under federal or state laws; (d) the expenses incurred by the Distributor in connection with normal (non-expedited) FINRA filing fees; (e) the cost of printing and mailing of the Prospectus (other then those furnished to existing shareholders) and any sales literature used by the Distributor; and (f) all other expenses incurred in connection with the distribution services contemplated herein, except as specifically provided in this Agreement.

6. INDEMNIFICATION.

     (a) The Trust agrees to indemnify and hold harmless the Distributor and any dealer that enters into a Selected Dealer Agreement with the Distributor, which provides for such indemnification, in the form approved by the Board of Trustees of the Trust (each an “Indemnified Dealer”) and each of the directors, officers, agents and employees and any person who controls the Distributor or the Indemnified Dealer within the meaning of Section 15 of the 1933 Act (any of the Distributor, any Indemnified Dealer, their officers, agents, employees and directors or such control persons, for purposes of this paragraph, an “Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon the claim that the Registration Statement, Prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with information furnished to the Trust by or on behalf of the Distributor. The Trust will also not indemnify any Indemnitee with respect to any untrue statement or omission made in the Registration Statement or Prospectus that is subsequently corrected in such document (or an amendment thereof or supplement thereto) if a copy of the Prospectus (or such amendment or supplement) was not sent or given to the person asserting any such loss, liability, claim, damage or expense at or before the written confirmation to such person in any case where such delivery is required by the 1933 Act and the Trust had notified the Distributor of the amendment or supplement prior to the sending of the confirmation. In no case (i) is the indemnity of the Trust in favor of any Indemnitee to be deemed to protect the Indemnitee against any liability to the Trust or its shareholders to which the Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Indemnitee unless the Indemnitee shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Indemnitee (or after Indemnitee shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to any Indemnitee against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to Indemnitee, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor and any Indemnified Dealer promptly of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the issuance or sale of any of the Shares.

     (b) The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Trust and each of its Trustees and officers and its controlling persons are collectively referred to as the “Trust Affiliates”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) which the Trust Affiliate may incur under the 1933 Act or any other statute or common law, but only to the extent that such loss, liability, claim, damages or expense shall arise out of or be based upon (i) the allegation of any wrongful act of the Distributor or any of its employees or (ii) allegation that the Registration Statement, Prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with information furnished to the Trust by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of any Trust Affiliate to be deemed to protect any Trust Affiliate against any liability to the Trust or its security holders to which such Trust Affiliate would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Trust Affiliate unless the Trust Affiliate shall have notified the Distributor in writing of the claim within a reasonable time after the summons or the first written notification giving information of the nature of the claim shall have been served upon the Trust Affiliate (or after the Trust Affiliate shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust Affiliate against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, its officers and Board and to any controlling person or persons, defendant or defendants in the suit. In the event that Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, its officers and Board or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the issuance and sale of any of the Shares.

     (c) No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 6(a) or 6(b) above, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This section 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS.

     (a) The Distributor represents and warrants that (i) it is duly organized as a Delaware corporation and is and at all times will remain duly authorized and licensed to carry out its services as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; and (iii) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound.

     (b) The Trust represents and warrants that (i) it is duly organized as a Delaware statutory trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; and (iii) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound.

8. DURATION, TERMINATION AND AMENDMENT.

     (a) This Agreement shall become effective as to each Fund as of the date set forth opposite the Fund’s name on Annex I hereto, provided that this Agreement has been approved by the vote of a majority of the members of the Board of Trustees of the Trust who are not parties to this Agreement nor “interested persons” of the Trust or the Distributor, cast in person at a meeting called for the purpose of voting on such approval. Unless sooner terminated as provided herein, this Agreement shall continue in effect with respect to a Fund for a period of two years from its effective date, and thereafter from year to year, provided such continuance is specifically approved annually by (a) the vote of a majority of the members of the Board of Trustees of the Trust who are not parties to this Agreement nor “interested persons” of the Trust or the Distributor, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Board of Trustees of the Trust or (ii) the vote of a majority of the outstanding voting securities of the Fund. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by the vote of a majority of the members of the Board of Trustees of the Trust who are not parties to this Agreement nor “interested persons” of the Trust or the Distributor or (ii) by the vote of a majority of the outstanding voting securities of the Fund, on at least sixty (60) days’ prior written notice to the Distributor. In addition, this Agreement may be terminated at any time by the Distributor upon at least sixty (60) days’ prior written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested persons” shall have the respective meanings specified in the 1940 Act.

     (b) No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

9. NOTICE. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Distributor: Loring Ward Securities Inc., 3055 Olin Avenue, Suite 2000, San Jose, California 95128; if to the Trust: SA Funds - Investment Trust, 3055 Olin Avenue, Suite 2000, San Jose, California 95128.

10. CHOICE OF LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the choice of laws provisions thereof.

11. COUNTERPARTIES. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. SEVERABILITY. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, by valid provisions in order to effectuate the intended results of the invalid provisions.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

SA FUNDS - INVESTMENT TRUST

By:	/s/ Steven K. McGinnis
	Name:	Steven K. McGinnis
	Title:	Executive Vice President

LORING WARD SECURITIES INC.

By:	/s/ Alexander B. Potts
	Name:	Alexander B. Potts
	Title:	President

ANNEX I

Fund	Effective Date
SA Global Fixed Income Fund	January 23, 2009

SA U.S. Market Fund	January 23, 2009

SA U.S. Value Fund	January 23, 2009

SA U.S. Small Company Fund	January 23, 2009

SA International Value Fund	January 23, 2009

SA International Small Company Fund	January 23, 2009

SA U.S. Fixed Income Fund	January 23, 2009

SA Emerging Markets Value Fund	January 23, 2009

SA Real Estate Securities Fund	January 23, 2009